SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
PL Capital Defined Benefit Plan
Robin Lashley
                                            John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

A MESSAGE FOR
FELLOW SHAREHOLDERS OF CFS BANCORP, INC.
FROM THE PL CAPITAL GROUP

April 9, 2010

Dear Fellow CFS Bancorp, Inc. Shareholder:

We believe the Board of Directors must be held accountable for the problems at CFS Bancorp, Inc. As a shareholder and true owner of CFS Bancorp, this is your chance to make a difference. Using a twist of the famous political line, “As a shareholder of CFS Bancorp, are you better off today than four years ago?” Clearly, the answer is NO. We are seeking to elect PL Capital principal John Palmer to the CFS Bancorp Board of Directors for the following reasons:

CFS BANCORP STOCK PRICE DECLINED 78% IN THREE YEARS

Under the leadership and direction of the current Board of Directors, there has been an extensive destruction of shareholder value, including a 78% decline in the stock price during the three years ended December 31, 2009, a 92% decrease in the dividend, a significant increase in non-performing assets and operating losses in each of the past two years.

DESPITE MASSIVE LOSSES OF SHAREHOLDER VALUE, CHAIRMAN THOMAS PRISBY’S TOTAL
COMPENSATION HAS REMAINED IN EXCESS OF $500,000 PER YEAR

Despite presiding over the Company’s dismal results and the massive loss of shareholder value, Chairman Thomas Prisby’s total compensation has remained in excess of $500,000 in each of the past five years. We believe this is the fault of the Compensation Committee, which has not done enough to limit executive pay and link pay for performance. Mr. Frank Lester, who is up for re-election this year, was a member of the Compensation Committee from 2005 to 2009 when they approved Chairman Prisby’s excessive compensation and a member of the Board of Directors during the time shareholders lost over one hundred million dollars in market value. We believe Frank Lester’s lack of oversight on Chairman Prisby’s compensation cannot go unnoticed and he must be held accountable.

FRANK LESTER AND THE BOARD ALSO APPROVED A 2009 BONUS PLAN THAT COULD HAVE REWARDED
THE TOP EXECUTIVES EVEN IF THE COMPANY LOST MONEY!!

In early 2009, the compensation committee and the board, including director nominee Frank Lester, established and approved an annual cash incentive bonus plan, the “Performance Based Annual Cash Incentive Plan.” Under that plan, the top five executives were given potential bonus amounts they could earn if they and/or the Company achieved certain targets. While the targets and their relative weightings in the bonus calculation were different for each executive, the plan gave out bonuses even if the Company lost money in 2009! In fact, under this plan, as long as the Company lost less than $(1.66) per share in 2009, the executives could earn a portion of their bonus!

This is outrageous and inappropriate in our view. Frank Lester and the compensation committee should not have established bonus targets that rewarded executives for losing money.

IT GETS WORSE — “RETENTION” BONUSES GRANTED AFTER AWFUL RESULTS

In January 2009, the compensation committee of the board of directors, on which director Frank Lester was then serving, approved the “Service Retention Program of 2009,” under which five top executives of the Company received cash retention bonuses. These cash retention bonuses vest over four years (25% on May 1, 2009 and then an additional 25% each year thereafter) and totaled over $300,000. We believe these retention bonuses were unnecessary, unwarranted, and grossly excessive, especially to executives who put the bank in the position it is currently in. Why is the Compensation Committee trying to “retain” Thomas Prisby, a 68 year-old, post-normal retirement age executive who oversaw a 78% destruction to shareholder value, during an economic downturn when there are numerous qualified bank executives looking for work? Even Thomas Prisby must have figured out that this was an embarrassing and inappropriate waste of the Company’s money, since he gave back 25% of his retention bonus later in 2009. As a member of the compensation committee and board, Frank Lester, nominee for the Board this year, approved these payments and must be held accountable.

CFS BANCORP IS A PUBLIC COMPANY — NOT THE PRISBY FAMILY OFFICE

If the fact that Chairman Thomas Prisby is raking in millions while shareholder value plummets isn’t maddening enough, he has also used the bank to employ and enrich his family as well. In the past four years alone, CFS Bancorp has paid nearly $4 million in compensation and fees to Chairman Prisby, his direct family members and firms owned by his family.

ENOUGH IS ENOUGH
VOTE ON THE WHITE PROXY CARD FOR JOHN PALMER

For the reasons above and those described in our proxy statement, we are running our highly qualified candidate, John Palmer, for election to CFS Bancorp’s Board of Directors. Mr. Palmer is a principal and co-founder of PL Capital Group and each of its affiliates, an investment firm specializing in the banking industry. He is a CPA (Illinois) who has substantial experience and expertise in the banking industry, as well as knowledge of CFS Bancorp and the markets in which it operates. Prior to co-founding PL Capital in 1996, Mr. Palmer was employed by the international accounting firm KPMG from 1983 to 1996. While at KPMG, Mr. Palmer specialized in the banking industry, as both an auditor of banks and a financial advisor on bank mergers, capital raising, securities offerings and other strategic options. He has over 25 years of experience analyzing bank operations and financial statements. He is considered an audit committee “financial expert” as that term is defined by the Sarbanes-Oxley Act (neither of the Company’s nominees have the qualifications to meet that distinction).

He is the former Chairman of the Board of Security Financial Bancorp, in St. John, Indiana, which operated in the same market area as the Company until it was sold in 2004, at a substantial profit for its shareholders. He is a former board member of Franklin Bancorp in Southfield, MI, where he served on the loan, strategic planning and audit committees. That bank was also sold at a substantial profit for its shareholders. Mr. Palmer was formerly a board member of Clever Ideas-LeCard, Inc., a specialty finance lender based in Chicago. He is involved in numerous civic and charitable organizations in the Chicagoland area as a board member and active participant. He resides in Naperville, IL.

PLEASE CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact D. F. King & Co., Inc., proxy solicitor for the PL Capital Group, at the following address and telephone number:

D. F. KING & CO., INC.

48 Wall Street
New York, NY 10005
Toll Free: 1-800-549-6746
www.dfking.com/cfs

Please also feel free to call or email the PL Capital Group at the following:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue, Suite 22
Chatham, NJ 07928	Naperville, IL 60540
(973) 360-1666	(630) 848-1340
(973) 360-1720 (fax)	(630) 848-1342 (fax)
RLashley@PLCapitalLLC.com	JPalmer@PLCapitalLLC.com

Important Information

PL Capital, LLC and its affiliates identified below (the “PL Capital Group”) filed their definitive proxy statement and form of WHITE proxy card with the Securities and Exchange Commission (“SEC”) on March 22, 2010 in connection with the solicitation by the PL Capital Group of proxies to be voted in favor of the PL Capital Group’s director nominee, John W. Palmer (the “PL Capital Nominee”), at CFS Bancorp, Inc.’s 2010 Annual Meeting of Shareholders. Shareholders are urged to read the PL Capital Group’s definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, CFS Bancorp and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Information Regarding Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from CFS Bancorp Inc.’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; Robin Lashley; PL Capital Defined Benefit Plan; John W. Palmer; Irving A. Smokler; and Red Rose Trading Estonia OU. Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by the PL Capital Group with the SEC in connection with CFS Bancorp’s 2010 Annual Meeting of Shareholders.